Execution Copy


                  AMENDMENT #1 TO ASSET PURCHASE AGREEMENT


         AMENDMENT #1 TO ASSET PURCHASE AGREEMENT (this "Amendment"), dated as of January 10, 2002, among Exodus Communications, Inc., a Delaware corporation ("Exodus"), American Information Systems, Inc., an Illinois corporation, Arca Systems, Inc., a Delaware corporation, Cohesive Technology Solutions, Inc., a Delaware corporation, GlobalCenter Holding, Co., a Delaware corporation, GlobalCenter, Inc., a Delaware corporation, and Service Metrics, Inc., a Delaware corporation (each a "Seller" and, together with Exodus, the "Sellers"); Digital Island Inc. (the "Buyer"); and Cable and Wireless plc, a public limited company organized under the laws of England and Wales ("Parent").

                            W I T N E S S E T H:

         WHEREAS, the Sellers, the Buyer and Parent entered into an Asset Purchase Agreement, dated as of November 29, 2001 (the "Original Agreement" as modified by that certain Mutual Limited Waiver dated as of January 5, 2002 and as amended hereby, the "Agreement"); and

         WHEREAS, the Sellers, the Buyer and Parent desire to make certain amendments and clarifications to the Original Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

         1. Defined Terms. (a) Section 1.1 of the Original Agreement is hereby amended to add the following defined terms:

         "Connector Building Removal" shall have the meaning set forth in
Section 6.25.

         "Data Collection Date" shall have the meaning set forth in Section 6.7(c).

         "Deposit Escrow Agent" shall mean Wells Fargo Bank, National
Association.

         "Deposit Escrow Agreement" shall mean the Initial Deposit Escrow Agreement, dated December 13, 2001, by and between Parent, the Buyer, Exodus and Deposit Escrow Agent.

         "Germany Notice Date" shall have the meaning set forth in Section 6.20(g)(i).

         "January 3 Schedules" shall mean the Schedules 2.1(a)(ii) and 2.1(a)(iii) actually delivered by Exodus to Parent on January 3, 2002.

         "Japan Notice Date" shall have the meaning set forth in Section 6.20(g)(i).

         "LA1" shall have the meaning set forth in Section 6.25.

         "LA1 Fee Parcel" shall have the meaning set forth in Section 6.25.

         "LA1 License Agreement" shall have the meaning set forth in
Section 6.25.

         "LA2" shall have the meaning set forth in Section 6.25.

         "Nash" shall have the meaning set forth in Section 6.25.

         "Nash Agreement" shall have the meaning set forth in Section 6.25.

         "Non-Production Equipment" means any equipment subject to a Scheduled Lease that is not "in production".

         "Operating Lease Amount" shall have the meaning set forth in
Section 2.10(b)(ii).

         "Production Equipment" means any equipment subject to a Scheduled Lease that is "in production".

         "Scheduled Leases" shall have the meaning set forth in Section 2.1(a)(iii).

         "UK Notice Date" shall have the meaning set forth in Section
6.20(g)(i).

         (b) Section 1.1 of the Original Agreement is hereby amended to delete the following defined terms:

         "Lease Adjustments"

         "Non-Conforming Lease"

         "Primary Scheduled Financing Leases"

         "Primary Scheduled Operating Leases"

         "Primary Selected Operating Leases"

         "Pre-Closing Lease Adjustment"

         "Secondary Scheduled Financing Leases"

         "Secondary Scheduled Operating Leases"

         "Secondary Selected Operating Leases"

         (c) Section 1.1 of the Original Agreement is hereby amended to replace the definition of "Secondary Purchased Assets" with the following:

         "Secondary Purchased Assets" shall mean the Contracts the assignment of which is governed by the Secondary 365 Contracts Order and any accounts receivable generated by such Contracts from the Closing Date to the Subsequent Transfer Date.

         (d) Section 1.1 of the Original Agreement is hereby amended to replace the definition of "Selected Operating Leases" with the following:

         "Selected Operating Leases" shall have the meaning set forth in
Section 2.10(c)(iii).

         (e) Section 1.3 of the Original Agreement is hereby amended to add the following clause (f):

         (f) Equipment subject to an equipment lease (whether or not a Financing Lease) shall be considered "in production" on a particular date if, on such date, such equipment is installed or otherwise in use to service customers of the Business or otherwise required to be maintained in inventory or on reserve pursuant to the terms of a Contract in effect on such date."

         2. Purchased Assets. (a) Section 2.1(a)(i) of the Original Agreement is hereby deleted and replaced in its entirety with the following:

         Section 1.1. "Section 2.1. Purchased Assets. (a)(i) Upon the terms and subject to the conditions contained herein, on the Closing Date (subject to Section 2.8, Section 2.10 and Section 6.25 hereof), the Sellers will, or will cause their Subsidiaries to, as the case may be, sell, convey, transfer, assign and deliver to the Buyer and/or one or more of its Designees, and the Buyer will, or will cause one or more of its Designees to, as the case may be, purchase and acquire from the Sellers or their Subsidiaries, as the case may be, all of the legal and beneficial right, title and interest of the Sellers and their Subsidiaries, as the case may be, in and to all of their respective properties, assets, Contracts and rights used in the Business of whatever kind or nature, whether real or personal, tangible or intangible, wherever located, including those assets specified on Schedule 2.1(a)(i) (the "Purchased Assets") free and clear of all Liens except Permitted Liens; provided, that (A) the Purchased Assets shall not include any properties, assets, Contracts or rights which Parent notifies Exodus at least five (5) Business Days prior to the Closing Date or, to the extent not transferred on the Closing Date at least five (5) Business Days prior to the Subsequent Transfer Date, shall not constitute Purchased Assets (it being understood that there shall be no adjustment to the Cash Consideration as a result of any exclusion of properties, assets, Contracts or rights specified in any such notice), (B) with respect to equipment subject to Scheduled Financing Leases and Scheduled Operating Leases, the Purchased Assets shall include that equipment to be transferred to the Buyer or its Designee from time to time in accordance with Section 2.10(a) or Section 2.10(c)(i) but shall not include the underlying leases,
(C) with respect to Scheduled Operating Leases, the Purchased Assets shall include only the Selected Operating Leases determined in accordance with
Section 2.10(c)(iii), and (D) with respect to the Scheduled Contracts, the Purchased Assets shall include only those Contracts selected in accordance with Section 2.3.

         (b) Section 2.1(a)(ii) and Section 2.1(a)(iii) of the Original Agreement are hereby amended as follows:

         (A) the sixth, seventh, eighth and final sentences of Section 2.1(a)(ii) are hereby deleted and the sixth and final sentences of Section 2.1(a)(iii) are hereby deleted and,

         (B) The 3rd sentence of Section 2.1(a)(ii) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

                  "Appropriate notice of the Sale and Motions, along with a copy of the Bidding Procedures Order and this Agreement, and a notice substantially in the form of Exhibit C attached to the Primary Sale Motion (including information necessary for each counterparty to each Financing Lease listed on Part I and Part II of Schedule 2.1(a)(ii) to identify their respective Financing Leases) shall be served by Exodus on each counterparty to each Financing Lease listed in each such Part within the time period specified in the Bidding Procedures Order."

         The 3rd sentence of the Section 2.1(a)(iii) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

                  "Appropriate notice of the Sale and Motions, along with a copy of the Bidding Procedures Order and this Agreement, a notice of assumption and assignment substantially in the form of Exhibit C attached to the Primary Sale Motion (including information necessary for each counterparty to each Contract listed on Part I and Part II of Schedule 2.1(a)(iii) to identify their respective Operating Leases and the respective cure amounts, if any, with respect to each such Operating Lease) shall be served by Exodus on each counterparty to each Operating Lease listed in each such Part within the time period specified in the Bidding Procedures Order."

         3. Excluded Assets. The "and" following clause 2.1(b)(ix) of the Original Agreement is hereby deleted. The "." following clause 2.1(b)(x) of the Original Agreement is hereby deleted and replaced with the following:

         ";

         (xi) all right, title and interest in any Non-Production Equipment acquired by the Sellers pursuant to Section 2.10(a) (other than Non-Production Equipment that is substituted for Production Equipment pursuant to Section 2.10), provided that the Buyer shall have the option to buy any such equipment from the Sellers for the fair market value of such equipment (which, in cases where there has been a settlement agreement, shall be deemed to be the cost to the Sellers of reaching settlement with the applicable lease counterparty with respect to the relevant equipment to the extent readily capable of being determined under such settlement agreement and, in other cases shall be mutually agreed by Exodus and the Buyer; provided, that if Exodus and the Buyer cannot agree to a fair market value within 20 days, they shall refer such determination to a mutually agreed third party (or if agreement cannot be reached in selection of a third party, the Independent Accountant)); and

         (i) (xii) equipment constituting Excluded Assets pursuant to
Section 2.10(c)(ii)."

         4. Consideration for the Purchased Assets. (a) Section 2.2(a) of the Original Agreement is hereby deleted and replaced with the following:

         Section 1.2. "(a) Subject to the terms and conditions of this Agreement, in consideration of the sale, transfer, assignment, conveyance and delivery of the Purchased Assets (including the assignment of the Assigned Contracts (to the extent actually assumed and assigned)), the Buyer shall (i) assume the Assumed Liabilities; (ii) pay to Exodus at Closing by wire transfer, in immediately available funds, an amount equal to the Cash Consideration (subject to adjustment as provided herein) minus
(x) the Initial Deposit, together with any interest or other income earned thereon (less any fees payable to the Deposit Escrow Agent under the Deposit Escrow Agreement) minus (y) the Escrowed Amount minus (z) the Scheduled Lease Amount; (iii) deposit with the Escrow Agent, as escrow agent, $56,000,000 in cash (the "Escrowed Amount"), to be held in escrow and released by the Escrow Agent in accordance with the terms of the Escrow Agreement and (iv) deposit with the Escrow Agent, to be held in escrow and released by the Escrow Agent in accordance with the terms of the Escrow Agreement, an amount in cash (the "Scheduled Lease Amount") equal to $50,000,000. The "Cash Consideration" shall, prior to adjustment as provided herein, equal (A) $560,000,000 plus (B) the Security Deposit Amount minus (C) the Excluded Lease Amount. Following the Closing, the Buyer shall also pay the Agreed Operating Lease Cure Amounts, and make available the Operating Lease Amount, to the extent required by Section
2.10. The Cash Consideration shall be adjusted in accordance with this
Section 2.2, Section 6.12(c) and Section 6.20(g)(ii)."

         (b) Section 2.2(g) of the Original Agreement is hereby deleted in its entirety.

         5. Contract Assumption and Assignment.

         (a) The fifth sentence of Section 2.3(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

         "A copy of this Agreement shall be served by Exodus, together with the Bidding Procedures Order and a notice of assumption and assignment substantially in the form of Exhibit C attached to the Primary Sale Motion, which notice shall be accompanied by information sufficient for each counterparty to each Contract listed on Part I of Schedule 2.3(a) to identify their respective Contracts and the cure amounts, if any, with respect to each such Contract, on each counterparty to each customer Contract set forth thereon within the time period specified in the Bidding Procedures Order."

         (b) The second sentence of Section 2.3(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

         "Part I of Schedule 2.3(a), when delivered, shall list all such customer Contracts relating to the top 50 customers of the Business (based on monthly recurring revenue for the month of September 2001) and at least 90% (in number) of all customer Contracts."

         (c) The eighth sentence of Section 2.3(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

         "To the extent not already included in Part I of Schedule 2.3(a),
Part II of Schedule 2.3(a), when delivered by Exodus, shall list at least 95% (by number) of the customer Contracts relating to the top 400 customers of the Business (based on monthly recurring revenue for the month of September 2001)."

         (d) The tenth sentence of Section 2.3(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

                  "A copy of this Agreement shall be served by Exodus, together with the Bidding Procedures Order and a notice of assumption and assignment substantially in the form of Exhibit C attached to the Primary Sale Motion, which notice shall be accompanied by information sufficient for each counterparty to each Contract listed on Part II of Schedule 2.3(a) to identify their respective Contracts and the cure amounts, if any, with respect to each such Contract, on each counterparty to each customer Contract set forth thereon within the time period specified in the Bidding Procedures Order."

         (e) The reference to "Schedule 2.3(a)" in the second sentence of
Section 2.3(b) shall be deemed to refer to "Schedule 2.3(b)". The fourth sentence of Section 2.3(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

                  "A copy of this Agreement shall be served by Exodus, together with the Bidding Procedures Order and a notice of assumption and assignment substantially in the form of Exhibit C attached to the Primary Sale Motion, which notice shall be accompanied by information sufficient for each counterparty to each Contract listed on Schedule 2.3(b) to identify their respective Contracts and the cure amounts, if any, with respect to each such Contract, on each counterparty to each network Contract set forth thereon within the time period specified in the Bidding Procedures Order."

         (f) The 3rd sentence of Section 2.3(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

         "Schedule 2.3(b) shall be organized according to network provider. With respect to any network provider whose Contract consists of a master agreement and separate supplements, schedules or amendments, it shall set forth in reasonable detail such supplements, schedules or amendments and the portions of the Internet backbone, the tail circuits or peering relationships covered thereby but separate purchase orders associated with such master agreements, to the extent such purchase orders exist, are not required to be scheduled. With respect to network providers for whom there is no master agreement, the relevant purchase orders or statements of work shall be scheduled and the portions of the Internet backbone, the tail circuits or peering relationships covered thereby."

         (g) The third sentence of Section 2.3(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

         "A copy of this Agreement shall be served by Exodus, together with the Bidding Procedures Order and a notice of assumption and assignment substantially in the form of Exhibit C attached to the Primary Sale Motion, which notice shall be accompanied by information sufficient for each counterparty to each Contract listed on Schedule 2.3(c) to identify their respective Contracts and the cure amounts, if any, with respect to each such Contract, on each counterparty to each customer Contract set forth thereon within the time period specified in the Bidding Procedures Order."

         (h) The words "and the Primary Selected Operating Leases" in the definition of "Primary 365 Contract" in the second sentence of Section 2.3(d) are hereby deleted from the Original Agreement.

         (i) The phrase ", together with the Secondary Selected Operating Leases," in the definition of "Secondary 365 Contract" in the third sentence of Section 2.3(d) is hereby deleted from the Original Agreement.

         (j) the 8th sentence of Section 2.3(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

         "Part II of Schedule 2.3(a) shall be organized according to customer. With respect to customers whose Contracts consist of a master agreement and separate supplements, schedules or amendments, Part II shall describe in reasonable detail each such supplement, schedule or amendment but separate purchase orders associated with such master agreements, to the extent such purchase orders exist, are not required to be scheduled. With respect to customers for whom there is no master agreement, the relevant purchase orders or statements of work shall be scheduled."

         6. Contract Obligations. Section 2.4(a) of the Original Agreement is hereby deleted and replaced with the following:

         "(a) Except as set forth in Section 2.10(d)(v), the Sellers, and not Parent or the Buyer, shall be liable for, and shall satisfy, any and all amounts necessary to "cure" (within the meaning of Section 365(b)(1) of the Bankruptcy Code) any "defaults" (within the meaning of Section 365(b) of the Bankruptcy Code) relating to any Primary or Secondary 365 Contract (the full amount thereof being the "Actual Cure Amounts") and Parent and the Buyer shall have no responsibility to any third party therefor. All other liabilities, obligations and indebtedness relating to the Assigned Contracts shall be retained obligations and liabilities of the Sellers."

         7. Deliveries at Closing. (a) The "and" following clause
2.7(a)(vi) of the Original Agreement is hereby deleted. The "." following clause 2.7(a)(vii) of the Original Agreement is hereby deleted and replaced with the following:

         "; and

         (viii) if the separation of LA1 from LA2 has not been completed by the Closing Date, a duly executed LA1 License Agreement, in form and substance reasonably satisfactory to Exodus."

         (b) The "and" following clause 2.7(b)(iii) of the Original Agreement is hereby deleted. The "." following clause 2.7(b)(iv) of the Original Agreement is hereby deleted and replaced with the following:

         "; and

         (v) if the separation of LA1 from LA2 has not been completed by the Closing Date, a duly executed LA1 License Agreement, in form and substance satisfactory to Parent and the Buyer."

         8. Transfer of Leased Equipment. The following Section 2.10 is hereby added to the Original Agreement:

         Section 1.3. "Section 2.10. Transfer of Leased Equipment.

         (a) Initial Negotiation Period. From January 10, 2002 until the 60th day following the Closing Date, Exodus shall use commercially reasonable efforts to obtain all legal and beneficial right, title and interest, free and clear of all Liens and Claims, in all Production Equipment (including any embedded intellectual property rights) under the Scheduled Leases, including, without limitation, by entering into settlement agreements with Scheduled Lease counterparties, by obtaining judicial determinations that equipment leases constitute Financing Leases or otherwise. Any settlement agreement entered into with a lease counterparty shall be subject to the written consent of the Buyer and such consent shall not be unreasonably withheld or delayed so long as (A) the settlement agreement will convey rights (including rights to any embedded intellectual property) with respect to all Production Equipment held under all Scheduled Leases with such counterparty, (B) the terms of such settlement agreement are commercially reasonable (including taking into account comparable settlements with respect to comparable equipment in other restructuring situations ) and (C) if the settlement agreement relates to both Production Equipment and Non-Production Equipment, such settlement is, in the Buyer's reasonable opinion, reasonable having regard to the amount to be paid to such counterparty and the proportion of Production Equipment to be conveyed by such settlement agreement in relation to the aggregate amount of equipment to be conveyed under such settlement agreement (it being understood that the Buyer may not withhold or delay consent to one settlement for the purpose of learning the results of other settlement negotiations). The Sellers shall have the right, in lieu of obtaining all legal and beneficial right, title and interest in any item of Production Equipment under a Scheduled Lease, to substitute comparable equipment in accordance with the following sentence. During the period from January 10, 2002 until the 60th day following the Closing Date, Exodus and the other Sellers may return to the appropriate Scheduled Lease counterparty any equipment with respect to which it does not obtain legal and beneficial right, title and interest, provided that (x) Exodus has replaced any such returned equipment that constitutes Production Equipment (and taken all steps necessary to place the replacement equipment "in production") with (1) comparable equipment that is not "in production" but is included in the Purchased Assets or (2) comparable Non-Production Equipment with respect to which Exodus has all legal and beneficial right, title and interest (including rights to any embedded intellectual property), free and clear of all Liens and Claims, and (y) the Buyer has consented to any such return and replacement of Production Equipment (which consent shall not to be unreasonably withheld or delayed). For purposes of this Agreement, replacement equipment shall be deemed comparable to the Production Equipment it is to replace if it is "like for like" or better in terms of functionality. Exodus and each other Seller shall promptly transfer to the Buyer all Production Equipment with respect to which it obtains legal and beneficial right, title and interest as contemplated by this Section 2.10(a) and all such Production Equipment shall be deemed to be Purchased Assets. The parties shall execute such additional bills of sale or other documents as are reasonably necessary to effect such transfer.

         (b) Reimbursements. (i) Exodus shall be entitled to withdraw from the Scheduled Lease Amount deposited pursuant to the Escrow Agreement, (A) any amount paid to a Scheduled Financing Lease counterparty under a settlement to which the Buyer has consented (and, to the extent any such settlement with a Financing Lease counterparty contemplates the future payment of unsecured claims upon confirmation of a plan of reorganization or liquidation, Exodus may withdraw from the Scheduled Lease Amount an amount equal to $0.20 for each $1.00 of such unsecured claims regardless of the actual amount to be paid (or the timing of such payment) to such Lease counterparty in respect of such unsecured claims), (B) the cost of any equipment purchased by Exodus or the other Sellers to replace Production Equipment under Scheduled Financing Leases, (C) other out-of-pocket expenditures reasonably incurred by Exodus and the Sellers in connection with the transfer of Production Equipment formerly subject to a Scheduled Financing Lease to the Buyer pursuant to Section 2.10(a) and (D) with respect to any Scheduled Financing Lease rejected by the Sellers as to which the Sellers have replaced all Production Equipment under such Scheduled Financing Lease in the manner contemplated by Section 2.10(a), an amount equal to $0.20 for each $1.00 of unsecured claims relating to such Scheduled Financing Lease (regardless of the actual amount to be paid (or the timing of such payment) to such Lease counterparty in respect of such unsecured claims). In no event shall the Sellers be entitled to reimbursement of, or be obligated to expend or incur, more than $50,000,000, in the aggregate, as a result of the operation of this Section 2.10(b)(i). To the extent that, during the 60-day period from and after the Closing Date the Sellers make payments with respect to Scheduled Financing Leases subject to a reservation of rights for the return of such payments and such payments have not been reimbursed by the Buyer under the Transition Services Agreement S/B, then, for purposes of clause (A) of this paragraph (b), Exodus shall be entitled to reimbursement from the Scheduled Lease Amount of such payments to the extent a settlement with a counterparty to a Scheduled Financing Lease acknowledges receipt of such amounts (or statements to similar effect). For the avoidance of doubt, if a charge has been taken against the $40,000,000 credit under the Transition Services Agreement S/B, then such amount shall be deemed to have been reimbursed by the Buyer for the purposes of the preceding sentence.

               (ii) The Buyer shall make available to Exodus an amount in cash equal to $12,000,000 (the "Operating Lease Amount") for the purpose of obtaining all legal and beneficial right, title and interest, free and clear of all Liens and Claims, in all Production Equipment (including any embedded intellectual property rights) under the Scheduled Operating Leases as contemplated by
         Section 2.10(a). Subject to the limits in the final sentence of this clause (ii), Exodus shall be entitled to make a claim against the Buyer, and the Buyer shall reimburse Exodus for, (A) any amount paid to a Scheduled Operating Lease counterparty under a settlement to which the Buyer has consented (and, to the extent any such settlement with a Scheduled Operating Lease counterparty contemplates the future payment of unsecured claims upon confirmation of a plan of reorganization or liquidation, Exodus shall be entitled to reimbursement from the Operating Lease Amount of an amount equal to $0.20 for each dollar of such unsecured claims regardless of the actual amount to be paid (or the timing of such payment) to such Lease counterparty in respect of such unsecured claims), (B) the cost of any equipment purchased by Exodus or the other Sellers to replace Production Equipment under Scheduled Operating Leases returned to any counterparty, (C) other out-of-pocket expenditures reasonably incurred by Exodus and the Sellers in connection with the transfer of Production Equipment formerly subject to a Scheduled Operating Lease to the Buyer pursuant to Section 2.10(a) and (D) with respect to any Scheduled Operating Lease rejected by the Sellers as to which the Sellers have replaced all Production Equipment under such Scheduled Operating Lease in the manner contemplated by Section 2.10(a), an amount equal to $0.20 for each $1.00 of unsecured claims relating to such Scheduled Operating Lease (regardless of the actual amount to be paid (or the timing of such payment) to such Lease counterparty in respect of such unsecured claims). In no event shall the Sellers be entitled to reimbursement of, or be obligated to expend or incur, more than $12,000,000, in the aggregate, as a result of the operation of this Section 2.10(b)(ii).

               (iii) To the extent that a settlement agreement with a Scheduled Lease counterparty covers equipment under both Scheduled Financing Leases and Scheduled Operating Leases, Exodus shall be entitled to make claims against the Scheduled Lease Amount and the Operating Lease Amount in proportion to the remaining lease obligations as of September 30, 2001 set forth on the January 3 Schedules with respect to the Scheduled Financing Leases and Scheduled Operating Leases covered by such settlement agreement.

               (iv) The Buyer shall be entitled to withdraw from the Scheduled Lease Amount deposited pursuant to the Escrow Agreement,
         (A) the fair market value of any Purchased Asset not "in production" used by Exodus or the other Sellers to replace any Production Equipment pursuant to Section 2.10(a) and (B) any direct costs reasonably incurred by the Buyer (either directly or through reimbursement of its customers) in connection with the replacement of any Production Equipment by Exodus or the other Sellers pursuant to Section 2.10(a), including the costs of transferring customers to other equipment, maintaining service to customers during such transition (including mirroring customers if required by customers to obtain their consent) and similar expenses. For the avoidance of doubt, the costs described in clause (B) above shall not include any indirect, consequential, punitive or incidental damages. For purposes of this clause (iv), the fair market value of an item of equipment shall be as mutually agreed by Exodus and the Buyer and if Exodus and the Buyer cannot agree to a fair market value within 20 days, then they shall refer such determination to a mutually agreed third party (or if agreement cannot be reached in selection of a third party, the Independent Accountant).

               (v) Exodus shall be entitled to withdraw the balance of the Scheduled Lease Amount if it has transferred to the Buyer (or has in place binding obligations to replace at no cost to the Buyer) on or before the 60th day after the Closing substantially all the Production Equipment subject to Scheduled Financing Leases; provided, that such equipment must constitute at least 50% of all equipment under the Scheduled Financing Leases as set forth on the January 3 Schedules; and provided, further, that the obligation to replace equipment must require completion of such replacement on or before the 120th day after the Closing Date (and if substitution is not actually completed on or before such date the Buyer shall retain the relevant equipment until substitution is completed). If Exodus is not entitled to withdraw the balance of the Scheduled Lease Amount pursuant to the preceding sentence, such balance will be returned to the Buyer.

         (c) Subsequent Negotiation Period. (i) With respect to any Scheduled Lease for which the Sellers have not either obtained all legal and beneficial right, title and interest, free and clear of all Liens and Claims (including any embedded intellectual property rights) of, or provided replacement equipment (in the manner described above) for, all Production Equipment covered thereby on or prior to the 60th day following the Closing Date (including, for the avoidance of doubt, circumstances where the Buyer has not consented to a proposed settlement between the Sellers and a lease counterparty) (A) the Buyer shall have the right through the 120th day following the Closing Date to negotiate directly with the counterparty to enter into a settlement agreement to obtain all legal and beneficial right, title and interest to the equipment under any such Scheduled Lease and (B) Exodus and the other Sellers shall make all equipment under any such Scheduled Lease and any network services related to such equipment available to the Buyer under the terms of the Transition Services Agreement S/B until the earlier of (I) in the case of any equipment (but not the related network services), the date title to such equipment is transferred to the Buyer and (II) the 120th day following the Closing Date; provided, that such period shall be extended up to an additional 60 days to the extent reasonably necessary to properly manage the transition by the Buyer away from such equipment and the rejection of the relevant lease by the Sellers and return of the equipment thereunder. The Sellers shall consent to each such settlement agreement (and shall transfer any related equipment to the Buyer (and relinquish rights therein) without payment of any additional consideration) so long as such settlement agreement includes either (x) a complete waiver of the counterparty's rights and claims (including both secured and unsecured claims) against the relevant Sellers in the case of a settlement agreement governing an entire master lease and all related schedules or (y) a complete waiver of the counterparty's rights and claims (including both secured and unsecured claims) against the relevant Sellers with respect to the relevant schedules in the case of a settlement governing only certain schedules under a master lease; provided, that in the case of clause (y) such consent may be withheld if (1) all equipment under the remaining lease schedules is not returned to the Sellers to permit the Sellers to properly reject such lease schedules (or appropriate arrangements have been made for such return) or
(2) the counterparty does not (A) consent to the effectiveness of such rejection and (B) agree not to seek additional lease payments from and after the date of such rejection, or (3) in the reasonable opinion of Exodus, the Sellers are disadvantaged with respect to their ability to settle such remaining lease schedules. The Buyer shall pay all costs and settlement amounts under any settlement agreement reached by the Buyer following the 60th day following the Closing Date and all equipment (whether or not "in production") conveyed pursuant to any such settlement agreement in compliance with this Section 2.10(c) shall be retained by the Buyer and shall constitute "Purchase Assets".

               (ii) If the Buyer does not reach settlement with respect to a particular Scheduled Lease on or before the 120th day following the Closing Date, then the equipment covered thereby will remain with the Sellers (subject to the Sellers' obligation to provide transition services with respect to such equipment through the end of the relevant transition period after which such equipment will be returned to Sellers or the relevant lessor, as the case may be) and shall constitute Excluded Assets (and any liability under such Scheduled Lease shall constitute Excluded Liabilities), and the Buyer shall have no further rights to obtain such equipment (or any replacement) from the Sellers.

               (iii) To the extent that the Buyer has not obtained all legal and beneficial right, title and interest to equipment subject to Scheduled Operating Leases by the 120th day following the Closing Date, then with respect to any remaining Scheduled Operating Leases, the Buyer may select particular Scheduled Operating Leases (the "Selected Operating Leases") which it elects
         (A) to have the Sellers assume and assign to the Buyer or its Designee pursuant to Section 365 of the Bankruptcy Code or (B) if not capable of being assumed and assigned pursuant to clause (A) for any reason, to have the Sellers assign to the Buyer or its Designee as required by, and in the manner set forth in, Section 7.3(f). To the extent any remaining Scheduled Operating Leases are not Selected Operating Leases after the end of the relevant transition period, the Sellers shall have the right to reject at their cost such Scheduled Operating Leases and the Buyer shall have no further rights to obtain such equipment (or any replacement) from the Sellers.

               (iv) In the event the Buyer designates any Scheduled Operating Lease as a Selected Operating Lease, the Sellers shall promptly file with the Bankruptcy Court such motions as are reasonably necessary to effect the assumption by the relevant Seller and assignment to the Buyer or its Designee of such Selected Operating Lease in form and substance reasonably satisfactory to the Buyer and the parties shall use commercially reasonable efforts to cause the Bankruptcy Court to issue an order approving such assumption and assignment on or before end of the relevant transition period.

               (v) The Buyer shall pay to Exodus (A) the first $2,000,000 in Agreed Operating Lease Cure Amounts with respect to the Selected Operating Leases validly assigned to the Buyer pursuant to an order of the Bankruptcy Court relating to equipment with remaining lease obligations of up to $12,000,000 as of September 30, 2001 as set forth on the January 3 Schedules and (B) all Agreed Operating Lease Cure Amounts with respect to the Selected Operating Leases validly assigned to the Buyer pursuant to an order of the Bankruptcy Court relating to equipment with remaining lease obligations in excess of $12,000,000 as of September 30, 2001 as set forth on the January 3 Schedules. To the extent that the Actual Cure Amount with respect to any particular Selected Operating Lease exceeds the Agreed Operating Lease Cure Amount specified in the January 3 Schedules, the Sellers shall be responsible for the difference, in each case on a lease by lease basis.

         (d) Access. (i) The Buyer shall permit the Sellers and their representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the properties of the Buyer and cooperate (including in attempting to obtain any required consent of the Buyer's customers) to enable the Sellers to effect the return and substitution of any equipment pursuant to Section 2.10(a)(i) or the removal of any Equipment that constitutes an Excluded Asset.

               (ii) The Buyer shall permit the Scheduled Lease counterparties and their representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the properties of the Buyer, and shall cooperate to enable such counterparties to remove leased equipment subject to any Scheduled Leases rejected by the Sellers, and shall otherwise comply with the terms of any lease rejection procedures order issued by the Bankruptcy Court.

         (e) Transition Services. (i) Until a piece of equipment subject to a Scheduled Lease is either rejected by the Sellers or transferred to the Buyer, the Sellers shall make all lease payments required for Sellers to continue to provide use of such equipment pursuant to the terms of the Transition Services Agreement S/B (including under any interim agreement with a counterparty that may be subject to disgorgement). In accordance with the terms of the Transition Services Agreement S/B, the Buyer will reimburse the Sellers for (A) any capital lease payments relating to Scheduled Financing Leases maintained pursuant to the Transition Services Agreement S/B as to which the aggregate lease obligations as of September 30, 2001 as set forth on the January 3 Schedules exceeded $50,000,000 and
(B) operating lease payments relating to Scheduled Operating Leases maintained pursuant to the Transition Services Agreement S/B. The amount to be paid by the Buyer pursuant to Clause (A) of the preceding sentence shall be determined by multiplying the aggregate monthly lease payments related to all Scheduled Financing Leases maintained pursuant to the Transition Services Agreement S/B on a given date by the quotient of (x) the aggregate remaining capital lease obligations (as of September 30, 2001 as set forth on the January 3 Schedules) related to such Scheduled Financing Leases minus $50,000,000 divided by (y) the aggregate remaining capital lease obligations (as of September 30, 2001 as set forth on the January 3 Schedules) related to such Scheduled Financing Leases. The Buyer's obligation to pay the amounts set forth in this clause (e) shall be treated like all other reimbursement obligations of the Buyer under the Transition Services Agreement S.B for purposes of the $40,000,000 credit thereunder.

               (ii) All of the Scheduled Financing Leases and Scheduled Operating Leases will be included in the Transition Services Agreement S/B except to the extent Parent or the Buyer has notified Exodus that particular leases or lease schedules should not to be included under the Transition Services Agreement S/B. The parties shall negotiate in good faith such changes to the form of the Transition Services Agreement S/B as may be necessary to effect the provisions of this Section 2.10.

         (f) Procedures. The Sellers shall promptly file with the Bankruptcy Court any motions or other pleadings, in form and substance reasonably satisfactory to the Buyer, as are reasonably necessary to effect the transfer(s) by the relevant Sellers to the Buyer or its Designee of the equipment to be included within the Purchased Assets pursuant to the operation of this Section 2.10 and the parties shall use commercially reasonable efforts to cause the Bankruptcy Court to issue an order approving such transfer(s) as promptly as practicable (it being understood that, to the extent any order is required to effect the transfer of equipment, the Buyer shall continue to be able to use such equipment pursuant to the Transition Services Agreement S/B and the transition period applicable to the relevant items of equipment (and associated network services) shall, notwithstanding any shorter period specified in this Agreement, be extended until the relevant order becomes a Final Order). Amounts to be paid to the Sellers out of the Scheduled Lease Amount or the Operating Lease Amount pursuant to this Section 2.10 shall be paid on the later of (a) the fifth Business Day following execution of the relevant settlement agreement or the fifth Business Day following agreement between Exodus and the Buyer regarding substitution of equipment as contemplated hereby, or (b) to the extent any order of the Bankruptcy Court is required to properly effect the settlement and transfer of the relevant equipment, the date the relevant order becomes a Final Order.

         (g) Survival. The provisions of this Section 2.10 shall survive the Closing. Without limiting the foregoing, the terms of Section 2.10(d) shall survive any transition service period under the Transition Services Agreement S/B."

         (h) No claim. For the avoidance of doubt, the Sellers shall have no liability to Parent or the Buyer as a result of the failure of the Sellers to deliver title to any equipment under Scheduled Leases provided that the Sellers have complied with the provisions of this Section 2.10 (including the penultimate sentence of Section 2.10(a)).

         9. LA1/LA2. The following Section 6.25 is hereby added to the Original Agreement:

         "Section 6.25. LA1/LA2. The Sellers shall use commercially reasonable efforts, at their expense, to cause the real property relating to the Acquired Site referred to as LA1 on Schedule 2.1(a)(i) ("LA1") to be separately transferable on or as soon as practicable following the Closing Date and to transfer LA1 to the Buyer or its Designee. Notwithstanding anything to the contrary contained in this Agreement, in the event that LA1 and the real property relating to the adjoining building ("LA2") are not separately transferable as of the Closing Date, then the transfer of title to LA1 to the Buyer or its Designee contemplated by this Agreement shall be delayed until such time as (i) title to LA1 is separately transferable or
(ii) Nash (as defined below) and Exodus shall have entered into the Encroachment Easement (as defined in the Nash Agreement (as defined below)) for the benefit of the separate parcel (the "LA1 Fee Parcel") of real property constituting a portion of LA1, thereby permitting transfer of title to the LA1 Fee Parcel to the Buyer or its Designee, together with appurtenant easement granted under the Encroachment Easement, which together will vest in the Buyer or its Designee LA1; provided, that from the Closing Date until such time the transfer of LA1 to Buyer or its Designee as contemplated by this Agreement has occurred, Seller will enter into an agreement (the "LA1 License Agreement") with the Buyer or its Designee providing for (a) an exclusive license granted to the Buyer or its Designee to use, operate and access LA1 on terms satisfactory to Exodus and the Buyer, (b) a term ending not earlier than the date on which LA1 is transferred to the Buyer or its Designee, (c) the interim use and separation of LA1 and LA2 during the term of the LA1 License Agreement, and
(d) the payment by the Buyer or its Designee of the pro-rata share of real estate taxes and other costs, expenses and liabilities incident to ownership of LA1, which pro-rata share shall only be payable after delivery by Exodus to the Buyer of tax bills, invoices or other written evidence of such amounts and the allocation thereof between LA1 and LA2. The Buyer acknowledges that Exodus has entered into an Amended and Restated Purchase and Sale Agreement (the "Nash Agreement"), dated December 12, 2001, with 200 North Nash Associates, LLC ("Nash") relating to the purchase by Nash of LA2. The Sellers hereby confirm and agree that, no later than one Business Day following execution of this Amendment, the notice provided for in
Section 1.1(b) of the Nash Agreement shall be delivered to Nash, pursuant to which Exodus shall elect to sell only LA2 to Nash. In accordance with the Nash Agreement, Nash has agreed to apply for a lot line adjustment with the City of El Segundo and has agreed to be responsible for the removal of the connector building between LA1 and LA2 (the "Connector Building Removal"). Since the lot line adjustment and Connector Building Removal contemplated by the Nash Agreement will affect the real property and improvements that comprise LA1 and LA2, LA1 and LA2 shall have the same meanings in this Agreement as set forth in the Nash Agreement. Without the prior written consent of the Buyer or its Designee, such consent not to be unreasonably withheld, from and after the Closing Date, Sellers shall not grant any consent, waiver or approval under the Nash Agreement or agree to enter into any of the Encroachment Easement (as described in Section 1.1(c) of the Nash Agreement) or the Easements (as described in Section 1.1(d) of the Nash Agreement) or take any other material action arising under or relating to the Nash Agreement to the extent any of the foregoing affect LA1. In addition, Sellers hereby covenant and agree to consult with the Buyer or its Designee on any material matters arising under or relating to the Nash Agreement and to provide the Buyer or its Designee with any and all notices received by Sellers under the Nash Agreement. The Sellers and the Buyer hereby confirm and agree that the Buyer shall have no liability for any cost or expense relating to the separation of LA1 from LA2 or the transfer of LA1 to the Buyer or its Designee, such costs and expenses to be solely borne by the Sellers. The provisions of this Section 6.25 shall survive the Closing."

         10. Initial Deposit. The final sentence of Section 6.1(a)(i) of the Original Agreement is hereby amended to read as follows:

         "Promptly following entry of the Bidding Procedures Order, the Buyer will make a deposit on the Cash Consideration of $16,800,000 (the "Initial Deposit") with the Deposit Escrow Agent, to be held by the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement until the earlier of the Closing Date or the termination of this Agreement, at which time the Initial Deposit shall, if the Closing shall occur, be applied (together with any interest or other income earned thereon, but less any fees payable to the Deposit Escrow Agent under the Deposit Escrow Agreement) to the payment of the Cash Consideration, or if this Agreement shall terminate, be returned to the Buyer."

         11. Non-US Transactions. Section 6.20(g)(i) of the Original Agreement is hereby amended by deleting the "." at the end of the final sentence and adding the following:

         "; provided, however, that (1) if the parties have not entered into definitive agreements with respect to the German Transaction, then on and after the earlier of the date Parent notifies the Sellers that it is no longer interested in pursuing the German Transaction and the 90th day following the Closing Date (such earlier date, the "Germany Notice Date"), the Sellers and Exodus Germany may provide information concerning Exodus Germany and the German Transaction to one or more third parties and may take any of the other actions described in clauses (x), (y) and, subject to
Section 6.20(g)(ii), (z) above with respect to an Alternative Non-US Transaction relating to Exodus Germany, (2) if the parties have not entered into definitive agreements with respect to the Japanese Transaction, then on and after the earlier of the date Parent notifies the Sellers that it is no longer interested in pursuing the Japanese Transaction and the 90th day following the Closing Date (such earlier date, the "Japan Notice Date"), the Sellers and Exodus Japan may provide information concerning Exodus Japan and the Japanese Transaction to one or more third parties and may take any of the other actions described in clauses (x), (y) and, subject to
Section 6.20(g)(ii), (z) above with respect to an Alternative Non-US Transaction relating to Exodus Japan and (3) if the parties have not entered into definitive agreements with respect to the UK Transaction, then on and after the earlier of the date Parent notifies the Sellers that it is no longer interested in pursuing the UK Transaction and the 90th day following the Closing Date (such earlier date, the "UK Notice Date"), the Sellers and Exodus UK may provide information concerning Exodus UK and the UK Transaction to one or more third parties and may take any of the other actions described in clauses (x), (y) and, subject to Section 6.20(g)(ii),
(z) above with respect to an Alternative Non-US Transaction relating to Exodus UK. The parties agree that the Non-Embedded Technology License Term (as defined in the License Agreement) with respect to Exodus Germany shall be extended until the 120th day following the Germany Notice Date should such Date occur, with respect to Exodus Japan shall be extended until the 120th day following the Japan Notice Date should such Date occur and with respect to Exodus UK shall be extended until the 120th day following the UK Notice Date should such Date occur. The parties shall negotiate in good faith such changes to the form of the License Agreement as may be necessary to effect the provisions of the preceding sentence."

         12. Reporting. Section 6.7(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

         "Exodus shall provide Parent with reports regarding (i) customer cancellation notification by data center, (ii) cashflow (in the format previously submitted to Parent), (iii) new customer bookings, (iv) credit issuance and (v) employee turnover. Exodus shall issue these reports based on data collected and confirmed as of the fifteenth day and the last day, as the case may be, of each calendar month (the "Data Collection Date") and shall provide such reports to Parent within 4 Business Days from each Data Collection Date. Notwithstanding the foregoing, for data collected and confirmed as of December 15, 2001 and as of December 31, 2001 reports will be provided no later than December 20, 2001 and January 7, 2002, respectively. Exodus shall also provide Parent with (x) monthly profit and loss reports as soon as practicable following each month-end close (but not later than the 18th day of the following month), (y) a monthly accounts receivable analysis in the form described in Schedule 2.2(b)(i) hereto on the 15th day of the following month and (viii) a monthly pre-paid accounts analysis in the form described in Schedule 2.2(b)(ii) hereto on the 15th day of the following month. Exodus shall promptly, and in no event more than five (5) Business Days following the occurrence thereof, notify Parent of any Material Adverse Effect with respect to the Purchased Assets, which notice shall include a detailed description of such Material Adverse Effect."

         13. Access and Information. Section 6.7(b) of the Original Agreement is hereby amended by deleting "Exodus" at the beginning of the first sentence and replacing it with the following:

         "Exodus shall add Parent and its counsel to the list of parties that have requested service of documents pursuant to Bankruptcy Rule 2002, as may be amended for purposes of the Bankruptcy Cases with respect to matters of notice and service by the Bankruptcy Court. To the extent not provided in accordance with the preceding sentence, Exodus".

         14. Expense Reimbursement and Break-Up Fee. The last sentence of
Section 6.4(a) shall be deleted and replaced with the following:

         "The Break-Up Fee shall constitute an administrative priority claim against the Sellers' estates under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and shall be paid immediately, without further order of the Bankruptcy Court, upon the consummation of the first Alternative Transaction to occur following the date hereof."

         15. SPE Dividends. Section 6.9(b)(viii) of the Original Agreement is hereby amended by deleting the ";" at the end thereof and inserting the following:

         "(for the avoidance of doubt, the SPEs may declare a record date for any such dividend before the Closing Date and a payment date therefor after the Closing Date and the Buyer shall cause the SPE to pay any such dividend to the extent permitted by applicable law);"

         16. Miscellaneous.

         (a) The reference to "Section 6.20(b)" in Section 6.20(e) of the Original Agreement is hereby deleted and replaced with "Section 6.9(b)".

         (b) Any reference in the Original Agreement to the word "Alpha" is hereby deleted and replaced with the word "Exodus".

         (c) The reference to the date "November 20, 2001" in the row entitled "Sellers:" of Schedule 6.20(b) of the Original Agreement is hereby deleted and replaced with the date "November 20, 1999".

         (d) Any reference in the Original Agreement to the phrase "Primary Non-365 Contracts" is hereby deleted and replaced with the phrase "Primary Non 365 Contracts".

         (e) Exodus shall provide promptly notice of this Amendment to the Bankruptcy Court and interested parties to the extent required by the Bankruptcy Code and the Bankruptcy Rules.

         [Remainder of this page intentionally left blank. Signature page follows.]



         IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.


GLOBALCENTER, INC.                           EXODUS COMMUNICATIONS, INC.


By: /s/ William M. Austin                    By: /s/ William M. Austin
   -------------------------------------        -----------------------------
   Name:  William M. Austin                     Name:  William M. Austin
   Title: Chief Financial Officer               Title: Executive Vice President,
                                                       Finance, Chief
                                                       Administrative Officer
                                                       and Chief Financial
                                                       Officer


SERVICE METRICS, INC.                        AMERICAN INFORMATION SYSTEMS, INC.


By: /s/ William M. Austin                    By: /s/ William M. Austin
   -------------------------------------        -----------------------------
   Name:  William M. Austin                     Name:  William M. Austin
   Title: Chief Financial Officer               Title: Chief Financial Officer


CABLE AND WIRELESS PLC                       ARCA SYSTEMS, INC.


By: /s/ Warren Tucker                        By: /s/ William M. Austin
  --------------------------------------        -----------------------------
  Name:  Warren Tucker                          Name:  William M. Austin
  Title: Deputy Group Finance Director          Title: Chief Financial Officer


DIGITAL ISLAND INC.                          COHESIVE TECHNOLOGY SOLUTIONS, INC.


By: /s/ Chris Albinson                       By: /s/ William M. Austin
   -------------------------------------        ------------------------------
   Name:  Chris Albinson                        Name:  William M. Austin
   Title: Chief Strategy Officer                Title: Chief Financial Officer


                                             GLOBAL CENTER HOLDING, CO.


                                             By: /s/ William M. Austin
                                                ------------------------------
                                                Name:  William M. Austin
                                                Title: Chief Financial Officer



        [SIGNATURE PAGE TO AMENDMENT #1 TO ASSET PURCHASE AGREEMENT]